Exhibit 99

Marine Products Corporation Reports First Quarter 2017 Financial Results

ATLANTA, April 26, 2017 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2017. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards, Vortex Jet Boats and the Surf Series of Chaparral SSi and SSX Sportboats and Sunesta Sportdecks. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended March 31, 2017, Marine Products generated net sales of $71,040,000, an 11.6 percent increase compared to $63,665,000 in the same period of the prior year. The increase in net sales was primarily due to a 12.1 percent increase in unit sales as well as an increase in parts and accessories sales, partially offset by a slight decrease in the average selling price per boat. During the quarter the Company generated higher unit sales among our Chaparral H2O and Robalo models. Average selling prices decreased slightly during the first quarter of 2017 due to model mix.

Gross profit for the quarter was $14,906,000, a 17.5 percent increase compared to gross profit of $12,688,000 in the same period of the prior year. Gross profit for the first quarter increased compared to the prior year due to higher net sales and improved production efficiencies. Gross margin during the first quarter was 21.0 percent compared to 19.9 percent in the first quarter of the prior year.

Operating profit for the quarter was $6,898,000, an increase of 22.2 percent compared to $5,645,000 in the first quarter of last year. This improvement was due to higher gross profit partially offset by higher selling, general and administrative expenses during the first quarter of 2017 as compared to the prior year. Selling, general and administrative expenses increased primarily due to expenses which vary with sales and profitability, such as warranty expense and sales commissions. Selling, general and administrative expenses were 11.3 percent of net sales during the first quarter of 2017 compared to 11.1 percent during the same period of the prior year.

Net income for the quarter ended March 31, 2017 was $5,261,000, an increase of $1,340,000 or 34.2 percent compared to net income of $3,921,000 for the first quarter of 2016. Diluted earnings per share were $0.15 in the first quarter of 2017, an increase of $0.05 or 50 percent compared to $0.10 diluted earnings per share in the prior year. Diluted earnings per share during the first quarter of 2017 increased compared to the prior year due to higher net income as well as a lower share count resulting from the tender offer completed during the fourth quarter of 2016.

Marine Products recorded an income tax provision of $1.7 million during the first quarter compared to a provision of $1.8 million for the first quarter of prior year. The 2017 provision reflects a beneficial discrete adjustment of $580 thousand related to the required adoption of an accounting pronouncement in the quarter. The amendments in the pronouncement require that excess tax benefits and deficiencies relating to share-based payment awards be recognized as a component of income tax expense rather than stockholders’ equity as in prior periods.

First Quarter 2017 Earnings Press Release

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our first quarter 2017 financial results reflect the beginning of another strong retail selling season. Our Robalo outboard sport fishing boats continued to sell well, especially the Robalo 302, the Robalo 246 and our new Robalo 200 ES which features extra seating. In addition, our Chaparral H2O models generated higher sales, and we began to sell some of our Chaparral models with the new Surf Series option.

At the end of the first quarter of 2017, our order backlog and dealer inventory levels were higher than at this time last year, as we and our dealers prepare for the remainder of the 2017 retail selling season,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 26, 2017 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 515-2235 or (719) 457-2604 for international callers and using the conference ID #1438020. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard offshore sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that the first quarter is the beginning of what will be a strong retail selling season. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2016.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

First Quarter 2017 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2017	2016	% BETTER (WORSE)
Net Sales	$71,040	$63,665	11.6%
Cost of Goods Sold	56,134	50,977	(10.1)
Gross Profit	14,906	12,688	17.5
Selling, General and Administrative Expenses	8,008	7,043	(13.7)
Operating Profit	6,898	5,645	22.2
Interest Income	51	92	(44.6)
Income Before Income Taxes	6,949	5,737	21.1
Income Tax Provision	1,688	1,816	7.0
Net Income	$5,261	$3,921	34.2%

EARNINGS PER SHARE
Basic	$0.15	$0.10	50.0%
Diluted	$0.15	$0.10	50.0%

AVERAGE SHARES OUTSTANDING
Basic	34,931	38,298
Diluted	34,931	38,298

First Quarter 2017 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2017	2016
ASSETS
Cash and cash equivalents	$6,827	$8,240
Marketable securities	3,108	10,004
Accounts receivable, net	8,516	6,215
Inventories	38,568	31,657
Income taxes receivable	952	927
Prepaid expenses and other current assets	1,134	1,349
Total current assets	59,105	58,392
Property, plant and equipment, net	13,293	12,754
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	8,066	30,873
Deferred income taxes	4,981	3,323
Other assets	8,877	10,456
Total assets	$98,095	$119,571

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$10,308	$10,419
Accrued expenses and other liabilities	14,471	11,430
Total current liabilities	24,779	21,849
Long-term pension liabilities	5,662	5,179
Other long-term liabilities	62	72
Total liabilities	30,503	27,100
Common stock	3,496	3,837
Capital in excess of par value	-	4,428
Retained earnings	66,241	86,043
Accumulated other comprehensive loss	(2,145)	(1,837)
Total stockholders' equity	67,592	92,471
Total liabilities and stockholders' equity	$98,095	$119,571